Exhibit 99.1

Dynamic Nutra Enterprises Holdings, Inc. Announces New Board Member

OCEANSIDE, Calif., June 21, 2013 (GLOBE NEWSWIRE) -- Richard Wheeler, the President and only director of Dynamic Nutra Enterprises Holdings, Inc. (OTCBB:DYNH), announced that on June 17, 2013, he appointed Luke Quinn as a Director to serve on the Company's Board.

Mr. Quinn is 59 years old. Since March 2005, he has been an investor in real estate purchasing and selling real property for his own account. As of June 17, 2013, the Company entered into a Consulting Agreement with Mr. Quinn pursuant to which, at the Company's request, he will analyze prospective investments for the Company and, as an agent of the Company, provide business consulting services for any such investments that the Company may make. He is obligated to provide the services for at least ten days per month. In accordance with the terms of the Agreement, the Company will pay Mr. Quinn semi annually in advance at the rate of $2,000.00 per month and has granted him 25,000 shares of restricted stock. The Agreement is for a term of five years but is terminable at any time during the term with or without cause by either party upon notice to the other party.

The Directors are exploring the ramifications of converting the Company into a business development company. If they determine that such action will be in the best interest of the Company and its shareholders they plan to notify the Securities and Exchange Commission of the Company's intent to file a notification of election to be subject to the applicable sections of the Investment Company Act of 1940 as a business development company.

About Dynamic Nutra Enterprises Holdings, Inc.

The company is in the development stage of establishing a business to market a brewer's yeast product called Beta Glucan.™  This immune system modulator has been shown for a majority of people to eliminate acne. The Company is exploring entering into a joint venture with Pure Energy FX wherein the Company will contribute its current business and Pure Energy FX will provide its marketing expertise. We are motivated by the need to share what are significant up-front risks in introducing a new product with the very specialized business model of network marketing.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company and SPI set forth herein and those preceded by or that include the words "believes,'' "expects,'' "given,'' "targets,'' "intends,'' "anticipates, "plans,'' "projects,'' "forecasts'' or similar expressions, are "forward-looking statements". Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

CONTACT: Richard Wheeler
                      4263 Oceanside Boulevard, Oceanside, CA 92056
                      (619) 354 7972